FORM 15

               SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C.  20549

  Certification and Notice of Termination of Registration under
                      Section 12(g) of the
  Securities Exchange Act of 1934 or Suspension of Duty to File
                           Reports Under
   Sections 13 and 15(d) of the Securities Exchange Act of 1934

                Commission File Number: 0-13870

                        TECHNOLOGY 80 INC.
      (Exact name of registrant as specified in its charter)

                  658 Mendelssohn Avenue North
                      Minneapolis, MN 55427

      (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

          Technology 80 Inc. Common Stock $.01 Par Value
     (Title of each class of securities covered by this Form)

                                N.A.
  (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

    Rule 12g-4(a)(1)(i)   [X]        Rule 12h-3(b)(1)(ii)   [ ]
    Rule 12g-4(a)(1)(ii)  [ ]
    Rule 12g-4(a)(2)(i)   [ ]        Rule 12h-3(b)(2)(i)    [ ]
    Rule 12g-4(a)(2)(ii)  [ ]
    Rule 12h-3(b)(1)(i)   [ ]        Rule 12h-3(b)(2)(ii)   [ ]

                                     Rule 15d-6             [ ]

     Approximate number of holders of record as of the certification or notice date:

                  1 as of September 30, 1999

     Pursuant to the requirements of the Securities Exchange Act of 1934, Technology 80 Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


DATE:  October 6, 1999         BY:     /s/ Ze'ev Kirshenboim
                                  -------------------------------
                                   Ze'ev Kirshenboim
                                   President and Chief Executive
                                   Officer